Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS Q2 2013 ADJUSTED EBITDA OF $178.0 MILLION

ON REVENUES OF $725.6 MILLION

Plano, TX, August 6, 2013 — Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and six months ended June 30, 2013.

Cinemark Holdings, Inc.’s revenues for the three months ended June 30, 2013 increased 11.7% to $725.6 million from $649.6 million for the three months ended June 30, 2012. For the three months ended June 30, 2013, admissions revenues increased 11.1% to $464.5 million and concession revenues increased 13.6% to $228.7 million.  Average ticket price increased 4.1% to $6.33, concession revenues per patron increased 6.5% to $3.12 and attendance increased 6.7% to 73.4 million patrons during the three months ended June 30, 2013.

Adjusted EBITDA for the three months ended June 30, 2013 was $178.0 million compared to $157.0 million for the three months ended June 30, 2012. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income for the three months ended June 30, 2013 included a loss on early retirement of debt of approximately $72.3 million, before income taxes.  Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2013 was approximately $20.3 million compared to $51.6 million for the three months ended June 30, 2012.  Diluted earnings per share for the three months ended June 30, 2013 was $0.18 compared to $0.45 for the three months ended June 30, 2012.

“Although news headlines may lead you to believe that movies are not performing well, the real story is in the numbers this quarter. The diversity and breadth of the second quarter’s film product resulted in an all-time North American industry box office record of over $3 billion dollars, an increase of nearly 8% from the year ago period,” stated Tim Warner, Cinemark’s Chief Executive Officer. “With more than 500 theatres and nearly 5,800 screens, we achieved record worldwide admissions revenues of $464.5 million, an increase of 11.1%, and over-indexed the North American industry by approximately 320 basis points.  The diversity of our global circuit has allowed us to outperform the North American industry in 16 out of the past 17 consecutive quarters on a currency adjusted basis.”

Cinemark Holdings, Inc.’s revenues for the six months ended June 30, 2013 increased to $1,273.4 million from $1,228.4 million for the six months ended June 30, 2012. During the six months ended June 30, 2013, admissions revenues increased 2.8% to $813.9 million and concession revenues increased 5.2% to $401.1 million.  Average ticket price increased 2.3% to $6.22 and concession revenues per patron increased 4.8% to $3.07 during the six months ended June 30, 2013.

Adjusted EBITDA for the six months ended June 30, 2013 was $294.3 million compared to $297.3 million for the six months ended June 30, 2012. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2013 was $52.9 million compared to $93.7 million for the six months ended June 30, 2012.  Diluted earnings per share for the six months ended June 30, 2013 was $0.46 compared to $0.82 for the six months ended June 30, 2012.  Net income for the six months ended June 30, 2013 included a loss on early retirement of debt of approximately $72.3 million, before income taxes.

On June 30, 2013, the Company’s aggregate screen count was 5,794. As of June 30, 2013, the Company had signed commitments to open 21 new theatres and 181 screens by the end of 2013 and open 16 new theatres with 153 screens subsequent to 2013.

Conference Call/Webcast — Today at 8:30 AM ET

Telephone: via 888-755-8910 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 504 theatres with 5,794 screens in 40 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of June 30, 2013. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears — 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith — 972-665-1060 or jmeredith@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants.  You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Statement of income data:
Revenues
Admissions	$464,483	$418,073	$813,897	$791,866
Concession	228,746	201,414	401,142	381,234
Other	32,393	30,119	58,356	55,324
Total revenues	725,622	649,606	1,273,395	1,228,424
Cost of operations
Film rentals and advertising	257,435	227,301	437,427	422,716
Concession supplies	37,021	31,787	65,021	60,238
Facility lease expense	76,124	71,614	145,742	140,176
Other theatre operating expenses	143,445	131,923	270,666	256,924
General and administrative expenses	40,546	35,951	78,325	70,015
Depreciation and amortization	38,734	36,341	77,766	73,157
Impairment of long-lived assets	1,101	311	1,945	496
(Gain) loss on sale of assets and other	(2,801)	469	(3,143)	1,305
Total cost of operations	591,605	535,697	1,073,749	1,025,027
Operating income	134,017	113,909	199,646	203,397
Interest expense (1)	(34,458)	(31,375)	(67,064)	(63,508)
Distributions from NCM	1,693	386	7,796	8,417
Loss on early retirement of debt	(72,302)	—	(72,302)	—
Other income	609	63	5,163	5,485
Income before income taxes	29,559	82,983	73,239	153,791
Income taxes	8,722	30,844	19,340	58,776
Net income	$20,837	$52,139	$53,899	$95,015
Less: Net income attributable to noncontrolling interests	572	501	1,040	1,273
Net income attributable to Cinemark Holdings, Inc.	$20,265	$51,638	$52,859	$93,742
Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.18	$0.45	$0.46	$0.82
Diluted	$0.18	$0.45	$0.46	$0.82

Weighted average diluted shares outstanding	114,387	113,737	114,210	113,568

Other financial data:
Adjusted EBITDA (2)	$178,024	$156,952	$294,280	$297,280

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	June 30,	December 31,
	2013	2012
Balance sheet data:
Cash and cash equivalents	$515,474	$742,664
Theatre properties and equipment, net	$1,395,911	$1,304,958
Total assets	$4,111,617	$3,863,226
Long-term debt, including current portion	$1,827,651	$1,764,010
Equity	$1,073,740	$1,094,984

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Other operating data:
Attendance (patrons):
Domestic	46,889	42,013	81,557	81,843
International	26,463	26,782	49,214	48,500
Worldwide	73,352	68,795	130,771	130,343

Average ticket price (in dollars):
Domestic	$7.16	$6.84	$6.99	$6.77
International	$4.85	$4.88	$4.95	$4.91
Worldwide	$6.33	$6.08	$6.22	$6.08

Concession revenues per patron (in dollars):
Domestic	$3.50	$3.38	$3.46	$3.34
International	$2.43	$2.23	$2.42	$2.23
Worldwide	$3.12	$2.93	$3.07	$2.93

Average screen count (month end average):
Domestic	4,181	3,911	4,068	3,901
International	1,349	1,284	1,341	1,280
Worldwide	5,530	5,195	5,409	5,181

Segment Information

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues
U.S.	$517,109	$443,765	$883,472	$854,990
International	211,879	208,372	396,072	378,247
Eliminations	(3,366)	(2,531)	(6,149)	(4,813)
Total revenues	$725,622	$649,606	$1,273,395	$1,228,424
Adjusted EBITDA (1)
U.S.	$128,697	$103,391	$208,775	$207,684
International	49,327	53,561	85,505	89,596
Total Adjusted EBITDA	$178,024	$156,952	$294,280	$297,280
Capital expenditures
U.S.	$29,631	$27,109	$35,787	$46,803
International	23,868	19,494	54,601	46,784
Total capital expenditures	$53,499	$46,603	$90,388	$93,587

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income	$20,837	$52,139	$53,899	$95,015
Income taxes	8,722	30,844	19,340	58,776
Interest expense	34,458	31,375	67,064	63,508
Loss on early retirement of debt	72,302	―	72,302	―
Other income	(609)	(63)	(5,163)	(5,485)
Depreciation and amortization	38,734	36,341	77,766	73,157
Impairment of long-lived assets	1,101	311	1,945	496
(Gain) loss on sale of assets and other	(2,801)	469	(3,143)	1,305
Deferred lease expenses - theatres (2)	191	197	59	317
Deferred lease expenses — DCIP equipment (3)	1,022	1,010	2,044	2,013
Amortization of long-term prepaid rents (2)	729	776	1,379	1,310
Share based awards compensation expense (4)	3,338	3,553	6,788	6,868
Adjusted EBITDA (1)	$178,024	$156,952	$294,280	$297,280

(1)

Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(2)	Non-cash expense included in facility lease expense.
(3)	Non-cash expense included in other theatre operating expenses.
(4)	Non-cash expense included in general and administrative expenses.